Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated March 27, 2017, in the Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2 No. 333-214405) and related Prospectus and Statement of Additional Information of Steadfast Alcentra Global Credit Fund dated May 5, 2017.

/s/ Ernst & Young LLP

New York, NY

May 5, 2017